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                                                                    EXHIBIT 12.1

                          EDISON MISSION HOLDINGS CO.

             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES


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                                                                              THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                                  1999            2000
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
EARNINGS:
Income before taxes and extraordinary item..................    $ 53,735         $ 9,534
Adjustments:
  Fixed charges, as below...................................      55,433          20,370
  Interest capitalized......................................      (1,779)         (1,480)
                                                                --------         -------
Earnings as adjusted........................................    $107,389         $28,424
                                                                ========         =======

FIXED CHARGES:
Interest on indebtedness (expense and capitalized)..........    $ 55,433         $20,370
                                                                ========         =======
Ratio of Earnings to Fixed Charges..........................        1.94            1.40
                                                                ========         =======
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